Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	William Restrepo 713-881-8900

SEITEL ANNOUNCES SECOND QUARTER 2009 RESULTS

HOUSTON, August 12, 2009 – Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the second quarter ended June 30, 2009. Revenue for the second quarter of $22.4 million decreased by $22.3 million or 50% as compared to the second quarter of 2008, primarily driven by a $17.2 million or 57% retrenchment in total resales from our library, that reflected a $25.4 million decrease in cash resales and $2.4 million lower selections from library cards, offset by lower deferred revenue. Acquisition revenue fell by 33% or $4.2 million with the reduction split evenly between the U.S. and Canada. The reduction reflected the completion of our programs in Canada and cuts to our data creation plans in the U.S. Solutions revenue at $1.1 million was 44% lower than in 2008.

Revenue for the six month period was $57.2 million as compared to $92.1 million in 2008. The 38% drop in revenue resulted primarily from $29.2 million lower total library resales and a $4.6 million decrease in acquisition revenue. Solutions revenue of $2.5 million was $1.2 million lower than in 2008.

Cash resales for the quarter were $7.2 million as compared to $32.7 million for the second quarter of last year. The 78% drop in cash resales reflected decreases throughout all of our geographical areas, with both large and small clients curtailing their expenditures on data from our library. The absence of large licensing deals and the low number of library card contracts continued to hurt our licensing revenue. Cash resales fell as compared to 2008 by 79% and 74% in the U.S. and Canada, respectively. For the six month period, Seitel’s cash resales were $17.3 million, down $35.2 million or 67% as compared to 2008.

For the second quarter of 2009, the net loss of $28.0 million deteriorated as compared to last year’s loss of $20.4 million. The increase in the net loss resulted from the $22.3 million decrease in revenue, offset in part by an $8.1 million reduction in data amortization expense, a $3.5 million improvement in operating expenses, and $1.6 million of income tax benefits as compared to a tax expense of $0.9 million in 2008. For the six month period, the net loss of $50.5 million increased as compared to $38.8 million for the equivalent period of 2008, reflecting our lower revenue.

Cash EBITDA, defined as cash resales and solutions revenue less cash operating expenses (excluding various non-recurring items), was $3.3 million for the second quarter of 2009, as compared to $26.3 million in the same quarter of 2008. This $23.0 million reduction was driven by a $26.3 million reduction in cash revenue offset by a $3.3 million decrease in cash operating expenses to $5.0 million for the quarter. The reduction in cash operating expenses reflected primarily a drop in cash compensation and other personnel costs of $2.5 million.

For the first half of 2009, Cash EBITDA was $8.5 million as compared to $39.1 million in 2008, as a $36.4 million decrease in cash revenue for the period was offset by a $5.8 million reduction in recurring cash operating expenses.

“We believe that the drop in our cash resales has been driven by weak prices for natural gas, further exacerbated by the economic uncertainty and tough credit markets that have triggered a sharp reduction in exploration spending in the U.S. and Canada,” commented Rob Monson, president and chief executive officer. “Despite a 40% annual reduction in land drilling activity, we believe that production of natural gas has only fallen marginally and continues to exceed current demand. We have seen no indications at this point that our industry environment will improve materially in the near term or that our resales will increase.

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“Nonetheless, we expect that lower drilling activity will have an impact on natural gas production in the medium term, and that drilling and production costs in North America will continue to fall,” stated Monson. “The resulting tighter natural gas storage and improved returns for our customers should stimulate drilling activity and improve our licensing revenue to levels more in line with historical results.”

Depreciation and amortization expense for the second quarter of 2009 was $36.1 million compared to $44.3 million for the same period in 2008. For the second quarter of 2009, 19% of total resales were for fully amortized data, in line with the same quarter of 2008.

Selling, general and administrative expenses were $6.4 million for the second quarter of 2009 as compared to $9.8 million in the second quarter of last year. The sharp decrease in expenses was primarily driven by salary and workforce reductions as well as by a significant decline in the amortization of option expenses related to employee incentives. These decreases were offset by $0.4 million of non-recurring expenses related to the workforce reductions.

Our cash balances at the end of the second quarter were $28.7 million. Cash consumption during the second quarter was $13.5 million. Cash EBITDA of $3.3 million was offset by net cash capital expenditures for the quarter of $4.8 million and higher working capital requirements of $11.2 million. The cash consumption from working capital accounts essentially reflected significant progress on new surveys for which underwriting revenue was already collected in prior quarters. Cash balances on August 11, 2009 were $28.7 million.

Gross capital expenditures for the second quarter of 2009 were $10.5 million, as compared to $22.5 million for the prior year. Acquisition capital expenditures decreased by $6.1 million reflecting reductions to our investment plan for 2009. Traded data fell by $5.1 million as compared to last year when we had significant trades associated with the shooting of new surveys.

For the six month period, gross capital expenditures decreased to $34.5 million in 2009 from $59.4 million last year, a 42% decline. Acquisition capital expenditures fell by $11.7 million or 27% with both Canada and the U.S. contributing. Underwriting revenue for the six month period reached 82% of gross investment as compared to 71% in 2008. Data trades were $13.1 million lower than last year. Net cash capex for the period was $10.0 million as compared to $20.3 million in 2008.

Our forecast net cash capital expenditures for the full year 2009 have decreased to $20.0 million from $21.5 million, as we have continued to work with our customers and suppliers to reduce the cost of our capital expenditures for 2009. We maintain our focus on growth in areas that have generated significant cash returns over the past several quarters, including the Horn River basin in British Columbia and the Haynesville shale in East Texas. We have currently recovered over 95% of the costs related to these surveys.

CONFERENCE CALL

Seitel will hold its quarterly conference call to discuss second quarter results for 2009 on Thursday, August 13, 2009 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 888-396-2384, passcode Seitel. A replay of the call will be available until August 20, 2009 by dialing 888-286-8010, passcode 10439172, and will be available following the conference call at the Investor Relations section of the company’s website at http://www.seitel-inc.com.

ABOUT SEITEL

Seitel is a leading provider of seismic data to the oil and gas industry in North America. Seitel’s data products and services are critical for the exploration for, and development and management of, oil and gas reserves by oil and gas companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel’s seismic data library includes both onshore and offshore 3D and 2D data. Seitel has ownership in over 41,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The Press Release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as

“believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” or “anticipates” or similar expressions that concern the strategy, plans or intentions of the Company. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K for the year ended December 31, 2008, a copy of which may be obtained from the Company without charge. Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The press release also includes certain non-GAAP financial measures as defined under the SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue, cash EBITDA or cash margin, for which the most comparable GAAP measure is operating loss, net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures and cash operating expenses for which the most comparable GAAP measure is total operating expenses.

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited) June 30, 2009	December 31, 2008
ASSETS

Cash and cash equivalents	$28,723	$42,678
Receivables:
Trade, net	32,337	60,779
Notes and other, net	232	152
Net seismic data library	245,252	279,257
Net property and equipment	7,419	8,344
Investment in marketable securities	1,925	1,317
Prepaid expenses, deferred charges and other	14,852	20,033
Intangible assets, net	39,816	41,859
Goodwill	193,545	189,187
Deferred income taxes	210	219

TOTAL ASSETS	$564,311	$643,825

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$10,574	$18,666
Accrued liabilities	24,000	24,863
Employee compensation payable	1,171	2,761
Income taxes payable	90	255
Debt:
Senior Notes	402,201	402,247
Notes payable	233	256
Obligations under capital leases	3,096	2,996
Deferred revenue	41,855	67,727
Deferred income taxes	6,045	8,269

TOTAL LIABILITIES	489,265	528,040

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock, par value $.001 per share; 100 shares authorized, issued and outstanding at June 30, 2009 and December 31, 2008	—	—
Additional paid-in capital	273,576	271,297
Retained deficit	(201,718)	(151,187)
Accumulated other comprehensive income (loss)	3,188	(4,325)

TOTAL STOCKHOLDER’S EQUITY	75,046	115,785

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$564,311	$643,825

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended June 30,
	2009	2008
REVENUE	$22,446	$44,719

EXPENSES:
Depreciation and amortization	36,072	44,259
Cost of sales	93	165
Selling, general and administrative	6,424	9,813

	42,589	54,237

LOSS FROM OPERATIONS	(20,143)	(9,518)

Interest expense, net	(10,169)	(10,179)
Foreign currency exchange gains	609	133
Other income	43	39

Loss before income taxes	(29,660)	(19,525)
Provision (benefit) for income taxes	(1,621)	884

NET LOSS	$(28,039)	$(20,409)

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2009	2008
REVENUE	$57,168	$92,101

EXPENSES:
Depreciation and amortization	75,246	89,114
Cost of sales	107	279
Selling, general and administrative	14,684	20,248
Merger	—	357

	90,037	109,998

LOSS FROM OPERATIONS	(32,869)	(17,897)

Interest expense, net	(20,285)	(20,074)
Foreign currency exchange gains (losses)	366	(713)
Other income	74	39

Loss before income taxes	(52,714)	(38,645)
Provision (benefit) for income taxes	(2,183)	190

NET LOSS	$(50,531)	$(38,835)

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Cash resales represent licensing contracts from our seismic data library payable in cash. We believe this measure is helpful in determining the level of cash from operations available for cash operating expenses, debt service and unfunded capital expenditures. The following table summarizes the components of Seitel’s revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue (the most directly comparable GAAP financial measure) for the three and six months ended June 30, 2009 and 2008 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Acquisition revenue:
Cash underwriting	$6,802	$10,646	$23,902	$25,327
Underwriting from non-monetary exchanges	1,547	1,900	2,473	5,622

Total acquisition revenue	8,349	12,546	26,375	30,949

Resale licensing revenue:
Cash resales	7,248	32,670	17,260	52,505
Non-monetary exchanges	169	798	176	4,457
Revenue deferred	(2,665)	(13,922)	(8,099)	(29,017)
Recognition of revenue previously deferred	8,234	10,651	18,994	29,563

Total resale revenue	12,986	30,197	28,331	57,508

Total seismic revenue	21,335	42,743	54,706	88,457

Solutions and other	1,111	1,976	2,462	3,644

Total revenue	$22,446	$44,719	$57,168	$92,101

The following table summarizes the percentage decreases between the three months ended June 30, 2009 and 2008 for cash resales and total revenue:

2Q08 to 2Q09
Cash resales	(78)%
Total revenue	(50)%
U.S. cash resales	(79)%
U.S. total revenue	(41)%
Canada cash resales	(74)%
Canada total revenue	(73)%

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Cash EBITDA represents cash generated from licensing data from our data library net of recurring operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding non-recurring corporate expenses such as merger and acquisition transaction costs and severance costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating loss (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Cash EBITDA	$3,310	$26,335	$8,540	$39,103
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition revenue	8,349	12,546	26,375	30,949
Non-monetary exchanges	169	798	176	4,457
Revenue deferred	(2,665)	(13,922)	(8,099)	(29,017)
Recognition of revenue previously deferred	8,234	10,651	18,994	29,563
Recognition of Solutions revenue previously deferred	—	—	—	44

Less:
Depreciation and amortization	(36,072)	(44,259)	(75,246)	(89,114)
Merger expenses	—	—	—	(357)
Merger and acquisition transaction costs	—	(4)	—	(5)
One-time costs associated with cost reduction measures	(411)	—	(1,211)	—
Non-cash operating expenses	(1,057)	(1,663)	(2,398)	(3,520)

Operating loss, as reported	$(20,143)	$(9,518)	$(32,869)	$(17,897)

The following table summarizes the cash and non-cash components of our total operating expenses (cost of sales and selling, general and administrative (“SG&A”) expenses) for the three and six months ended June 30, 2009 and 2008 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Cost of sales	$93	$165	$107	$279
Cash SG&A expenses (1)	5,367	8,150	12,286	16,728

Cash operating expenses	5,460	8,315	12,393	17,007
Non-cash equity compensation expense	995	1,592	2,279	3,378
Non-cash rent expense	62	71	119	142

Total operating expenses	$6,517	$9,978	$14,791	$20,527

(1)	Includes $0.4 million and $1.2 million of one-time costs incurred to implement cost reduction measures for the three and six months ended June 30, 2009, respectively.

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The following table summarizes our capital expenditures for the three and six months ended June 30, 2009 and 2008 and our estimate for the year ending December 31, 2009 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		Estimate for 2009
	2009	2008	2009	2008
New data acquisition	$11,236	$17,349	$32,164	$43,880	$53,000
Cash purchases of seismic data and other	182	702	1,482	1,241	1,600
Non-monetary exchanges	(1,122)	3,972	609	13,741	8,900
Property and equipment and other	165	454	274	503	600

Total capital expenditures	10,461	22,477	34,529	59,365	64,100
Less:
Non-monetary exchanges	1,122	(3,972)	(609)	(13,741)	(8,900)
Cash underwriting	(6,802)	(10,646)	(23,902)	(25,327)	(35,200)

Net cash capital expenditures	$4,781	$7,859	$10,018	$20,297	$20,000